Filed Pursuant to Rule 433

Issuer Free Writing Prospectus Dated June 2, 2015

Relating to Preliminary Prospectus Dated May 26, 2015

Registration Statement No. 333-203883

This free writing prospectus relates only to the securities described below and should be read together with the preliminary prospectus dated May 26, 2015 relating to this offering (the “Preliminary Prospectus”) included in Amendment No. 2 to the Registration Statement on Form S-1 (File No. 333-203883) relating to these securities. The most recent Registration Statement can be accessed through the following link: http://www.sec.gov/Archives/edgar/data/1623919/000119312515199402/d829480ds1a.htm

This free writing prospectus supplements and updates certain information in the Preliminary Prospectus, primarily the sections entitled “Business—Intellectual property” and “Risk factors—Risks related to our intellectual property.”

We received notice on June 1, 2015, alleging that our Fuse® full spectrum endoscopy system infringes on a patent owned by Medigus Limited (U.S. Patent No. 6,997,871) (the “Medigus Limited Patent”). The Medigus Limited Patent requires a specific configuration for objective lenses (which could be cameras or other objective lenses of optical channels) utilized as part of an endoscope that we do not believe is characteristic of the Fuse® system and, therefore, we believe the technology utilized in Fuse® clearly falls outside of the claims of the Medigus Limited Patent.

Accordingly, we and our counsel believe that Medigus Limited’s assertions are without merit and intend to vigorously defend any claims or suits brought against us related to the Medigus Limited Patent. We have concluded that a loss from this matter is remote and therefore have not recorded a loss reserve. In addition, we maintain a $5 million insurance policy to cover costs and damages related to assertions of intellectual property infringement against our Fuse® endoscope system.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, prospectuses may be obtained from J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 or by telephone: +1 (866) 803-9204); or BofA Merrill Lynch, by telephone: +1 (866) 500-5408.